Exhibit 99.1

RAVEN INDUSTRIES, INC.	NASDAQ: RAVN	SIOUX FALLS, SD	RAVENIND.COM

Raven Industries Reports Fiscal 2015 First-Quarter Results
Strong Growth in Engineered Films Offset by Slow North American Ag Market

Sioux Falls, SD-May 21, 2014-Raven Industries, Inc. (NASDAQ: RAVN) today reported sales and earnings for its fiscal first quarter ended April 30, 2014.
For the first quarter, sales were $102.5 million, versus $103.7 million in the prior-year first quarter. Sales rose 22 percent in the company’s Engineered Films division. This was offset, though, by sales declines in the Applied Technology and Aerostar divisions, and led to net income of $11.0 million, or $0.30 per diluted share, versus year-earlier net income of $14.0 million, or $0.38 per diluted share.
“First-quarter sales and net income fell short of our expectations primarily due to continued softness in the North American agriculture market-this is affecting Raven and our peers in the space,” said Daniel A. Rykhus, Raven’s President and Chief Executive Officer. “Engineered Films, however, delivered a strong performance, posting double-digit gains both over the prior-year period and sequentially from the fourth quarter. Within Aerostar, order delays on new contracts pushed expected revenues in the first quarter to later in the year.
“Raven continues its move to more proprietary product lines while we intentionally reduce our lower-margin, low-growth contract manufacturing business, which had a marked impact on Aerostar’s first-quarter revenue. We’re committed to a smart transformation of our business, but we’re mindful of the marketplace headwinds we face, particularly in agriculture. To that end, we are actively managing the company to optimize our performance for the year. We’re narrowing our investment focus to the essential strategic initiatives that will directly drive growth, and we’ve implemented expense management controls that will lower our operating cost base this fiscal year.
“Importantly, we remain steadfast in our vision to be a leader in providing the world with more food and energy, protecting the environment and allowing people to live more safely by delivering diverse technology solutions.”
Engineered Films Posts Double-Digit Gains
For the fiscal 2015 first quarter, sales in Engineered Films rose 22 percent to $42.2 million from $34.5 million a year ago. Operating income was $5.9 million, compared with $4.8 million in the year-earlier quarter.

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

Commented Rykhus, “As we saw last quarter, sales of barrier films for specific agriculture applications drove first-quarter performance despite the overall slowness in the broader ag equipment market. In addition, energy, construction and industrial film sales were higher in the first quarter of fiscal 2015 than in the comparable quarter last year.”
Operating income rose 23 percent during the quarter, despite higher resin costs compared to a year ago and an additional resin price increase that occurred in February. Raven continues work on developing and growing sales of higher-margin barrier films, as well as other lower-cost product formulations that meet customer needs across the product spectrum.
“Looking ahead to our fiscal second quarter, we expect to see continued solid growth in Engineered Films revenues from high-value agriculture, with incremental improvements in the energy, construction and industrial film markets as well,” said Rykhus.
Ag Market Impacts Applied Technology
For the first quarter, sales in Applied Technology were $46.3 million, versus $51.2 million last year, reflecting a sluggish ag equipment market. Operating income was $15.9 million, compared to $19.2 million in the prior-year period.
Said Rykhus, “In addition to the weakness in the North American precision ag market, approximately 38 percent of Applied Technology’s sales drop stemmed from the anticipated decline of non-strategic legacy customers from our former Electronic Systems Division. Going forward, we are committed to managing spending levels closely for this division, as well as for Raven as a whole. And we intend to drive growth through international market expansion, new products and broadening our OEM relationships.”
OEM demand continued to rise for certain key products, including Raven’s advanced field computers, planter and seeder controls, and harvest controls. Growth in each of these three product lines resulted from new products introduced over the last several months. The company also remained focused on developing and deepening relationships with its more than 30 OEM partners-expanding market share and extending its innovative technology to a wider range of customers.
As previously disclosed, on May 1, 2014, the Applied Technology division acquired SBG Innovatie BV and its affiliate, Navtronics BVBA. Headquartered in Middenmeer, Netherlands, SBG designs and manufactures advanced GPS steering systems for a variety of agricultural applications. The acquisition broadens Raven’s guided steering system product line by adding high-accuracy implement steering applications, and improves distribution to Western and Eastern Europe, as well as the former Soviet states.
Said Rykhus, “SBG specializes in very precise, real time kinematic GPS steering systems with a focus on high-value crops. Their highly accurate implement steering technology expands our existing capabilities and integrates well into the Raven product portfolio.
“Looking ahead to the second quarter, we anticipate continued softness in the North American ag environment. That said, we are confident in the long-term health of the market and that we’re well positioned to leverage our technology, expertise and product portfolio once conditions improve, and we continue to develop closely adjacent opportunities to drive growth.”

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

Aerostar’s Vista Research Rises 29 Percent
For the fiscal 2015 first quarter, Aerostar reported sales of $17.7 million versus $21.7 million in the year-earlier quarter. The division posted break-even results versus operating income of $1.8 million in the fiscal 2014 first quarter. Planned sales declines of $5.8 million in contract manufacturing were partially offset by a $1.4 million increase in balloon-related revenue from Google, to $2.6 million. Also impacting the quarter were costs related to business pursuits, including Google and a multi-year, tethered aerostat contract that was delayed in its final approval process.
Said Rykhus, “Timing issues and planned declines in contract manufacturing were the primary factors impacting Aerostar in the fiscal first quarter. We expect the aerostat contracts to materialize in the second and third quarters, and balloon shipments to Google to ramp up to planned levels later this year. It’s important to note that with Google’s Project Loon, our product is performing very well and our collaboration continues to strengthen. A project of this magnitude is subject to a number of variables and adjustments, and that’s what we experienced this quarter.”
Google’s Project Loon, as the company has stated before, is striving to provide Internet access to remote and underdeveloped areas throughout the world. Raven continues its support of the program, bringing decades of experience in high-altitude balloon engineering and manufacturing-including the latest breakthroughs in super pressure balloons. Project Loon has the potential to change millions of lives through improved medical care, access to knowledge and enriched agriculture-all benefits of connecting people through the Internet. Raven continues to anticipate modest revenues from this project through the fiscal 2015 first half, with the possibility of significant revenue growth later in fiscal 2015, subject to continuing success.
Within Aerostar, Vista Research’s strong sales continued in the fiscal first quarter. Vista’s Smart Sensing Radar Systems fueled a 29 percent quarterly revenue increase. As previously disclosed, Vista Research was selected by Raytheon as a preferred radar solution for future U.S. and export opportunities. Additionally, Vista’s systems are being utilized by the U.S. Navy and are included in the initial budget submitted to Congress this year.
Said Rykhus, “Our fiscal 2015 focus remains on expanding our proprietary technology opportunities, including advanced radar systems, high-altitude balloons and aerostats to international markets. We are excited about these opportunities and anticipate a stronger fiscal second quarter from both a top and bottom line perspective.”
Strong Cash Position
At April 30, 2014, Raven’s cash and investment balances were $63.7 million, up from $51.1 million a year ago. First-quarter operating cash flows were $18.2 million, versus $14.9 million in the prior-year period. Accounts receivable decreased to $55.3 million compared with $59.2 million at April 30, 2013. Inventories were $55.1 million, up from $49.0 million one year earlier. Average accounts receivable days outstanding were relatively flat while inventory turns were slightly lower.
Looking Ahead
Said Rykhus, “Despite certain marketplace headwinds, we remain steadfast in our fiscal 2015 objectives: measurably growing revenues from our situational awareness and lighter-than-air product lines; driving Applied Technology through international market expansion, new products and broadening OEM relationships; and bringing high-value plastic film applications to each of our Engineered Films markets.”

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

For the fiscal 2015 second quarter, Raven expects to see solid growth in Engineered Films revenues from multiple end markets, improvement in Aerostar stemming from all three proprietary product lines, and higher OEM deliveries in Applied Technology. These are expected to be partially offset by ongoing declines in lower-margin contract manufacturing customers and uncertain agricultural aftermarkets. The company expects year-over-year profit growth in the second quarter. For the 2015 fiscal year, management anticipates continued agricultural uncertainty in North America for Applied Technology. Engineered Films should continue to grow and Aerostar will show mixed results.
Concluded Rykhus, “The markets we have chosen will continue to provide long-term profitable growth opportunities over time. We will execute the Raven business model, exercise fiscal prudence and stay true to our purpose of solving great challenges. In doing so, we will optimize fiscal 2015 performance while ensuring the soundness of our business and preparing for future growth.”
Conference Call Information
Raven will host a conference call today, Wednesday, May 21, 2014, at 9:00 a.m. Central Time to discuss first-quarter performance. Analysts and investors are invited to join the conference call by dialing: 1-866-393-0676. Alternatively, the live call can be accessed through the Investor Relations section of the company’s website at http://investors.ravenind.com/. Please log on to the website at least 15 minutes early to register on the Events & Presentations page, and download and install any necessary audio software.
A replay of the conference call will be available two hours after the call ends through 11:59 p.m. CT on Wednesday, May 28, 2014. To access the replay, dial 1-855-859-2056 and enter conference ID: 34585154. A replay also will be available on the company’s website.
About Raven Industries, Inc.
Since 1956, Raven Industries has designed and manufactured high-quality, high-value technical products. Raven is publicly traded on NASDAQ (RAVN) and has earned an international reputation for innovation, product quality, high performance and unmatched service. With strengths in engineering, manufacturing, and technological innovation, Raven serves the precision agriculture, high performance specialty films, aerospace and situational awareness markets. Visit www.RavenInd.com for more information.

Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words “anticipates,” “believes,” “expects,” “intends,” “may,” “plans,” and similar expressions are intended to identify forward-looking statements. The company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act. Although management believes that the expectations reflected in forward-looking statements are based on reasonable assumptions, there is no assurance these assumptions are correct or that these expectations will be achieved. Assumptions involve important risks and uncertainties that could significantly affect results in the future. These risks and uncertainties include, but are not limited to, those relating to weather conditions and commodity prices, which could affect sales and profitability in some of the company’s primary markets, such as agriculture, construction and oil and gas drilling; or changes in competition, raw material availability, technology or relationships with the company’s largest customers, risks and uncertainties relating to development of new technologies to satisfy customer requirements, possible development of competitive technologies, ability to scale production of new products without negatively impacting quality and cost, and ability to finance investment and working capital needs for new development projects, as well as other risks described in the company’s 10-K under Item 1A. This list is not exhaustive, and the company does not have an obligation to revise any forward-looking statements to reflect events or circumstances after the date these statements are made.

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

Contact Information
At the Company:	At PadillaCRT:
Tom Iacarella, Vice President and CFO	Matt Sullivan
605-336-2750	612-455-1700
Thomas.Iacarella@ravenind.com	matt.sullivan@padillacrt.com

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in thousands, except earnings per share) (Unaudited)

	Three Months Ended April 30,
	2014	2013	Fav (Unfav)Change
Net sales	$102,510	$103,680	(1)%
Cost of goods sold	70,744	68,764
Gross profit	31,766	34,916	(9)%

Research and development expenses	4,972	4,236
Selling, general and administrative expenses	10,262	9,746
Operating income	16,532	20,934	(21)%

Other (expense), net	(79)	(198)
Income before income taxes	16,453	20,736	(21)%

Income taxes	5,419	6,742
Net income	11,034	13,994	(21)%

Net (loss) attributable to the noncontrolling interest	(4)	(9)

Net income attributable to Raven Industries, Inc.	$11,038	$14,003	(21)%

Net income per common share:
basic	$0.30	$0.38	(21)%
diluted	$0.30	$0.38	(21)%

Weighted average common shares:
basic	36,497	36,393
diluted	36,728	36,591

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

RAVEN INDUSTRIES, INC.
SALES AND OPERATING INCOME BY SEGMENT
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2014	2013	Fav (Unfav)Change
Net sales
Applied Technology	$46,288	$51,181	(10)%
Engineered Films	42,207	34,493	22%
Aerostar	17,665	21,715	(19)%
Intersegment eliminations	(3,650)	(3,709)
Total Company	$102,510	$103,680	(1)%

Operating income
Applied Technology	$15,856	$19,157	(17)%
Engineered Films	5,863	4,754	23%
Aerostar	11	1,806	(99)%
Intersegment eliminations	62	(21)
Total segment income	$21,792	$25,696
Corporate expenses	(5,260)	(4,762)	(10)%
Total Company	$16,532	$20,934	(21)%

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands) (Unaudited)

	April 30	January 31	April 30
	2014	2014	2013
ASSETS
Cash, cash equivalents and short-term investments	$63,652	$53,237	$51,105
Accounts receivable, net	55,255	54,643	59,238
Inventories	55,066	54,865	49,031
Other current assets	7,525	6,660	6,837
Total current assets	181,498	169,405	166,211

Property, plant and equipment, net	96,745	98,076	86,099
Other assets, net	33,834	34,338	35,024
	$312,077	$301,819	$287,334

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$11,294	$12,324	$13,923
Accrued and other liabilities	22,140	17,495	22,732
Total current liabilities	33,434	29,819	36,655

Other liabilities	19,399	20,538	18,787
Shareholders' equity	259,244	251,462	231,892
	$312,077	$301,819	$287,334

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Raven Industries Fiscal 2015 First-Quarter Results
May 21, 2014

RAVEN INDUSTRIES, INC.
CONDENSED CONSOLIDATED CASH FLOWS
(Dollars in thousands) (Unaudited)

	Three Months Ended April 30,
	2014	2013
Cash flows from operating activities:
Net income	$11,034	$13,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,115	3,170
Other operating activities, net	3,029	(2,265)
Net cash provided by operating activities	18,178	14,899

Cash flows from investing activities:
Capital expenditures	(2,900)	(8,149)
Other investing activities, net	(112)	(263)
Net cash used in investing activities	(3,012)	(8,412)

Cash flows from financing activities:
Dividends paid	(4,371)	(4,361)
Other financing activities, net	(424)	(346)
Net cash used in financing activities	(4,795)	(4,707)

Effect of exchange rate changes on cash	44	(28)

Net increase in cash and cash equivalents	10,415	1,752
Cash and cash equivalents at beginning of period	52,987	49,353
Cash and cash equivalents at end of period	63,402	51,105
Short-term investments	250	—
Cash, cash equivalents and short-term investments	$63,652	$51,105

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